Exhibit 5.1

6 September 2019	Our Ref: JSA/AB/144342

Cision Ltd. c/o Walkers Corporate Limited Cayman Corporate Centre 27 Hospital Road George Town Grand Cayman KY1-9008 Cayman Islands

Dear Sirs

CISION LTD.

We have acted as Cayman Islands legal advisers to Cision Ltd. (the "Company"), and we have examined the Registration Statement on Form S-8 to be filed by with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), of ordinary shares, par value US$0.0001 per share of the Company (the "Shares") for issuance pursuant to the Company’s 2017 Omnibus Incentive Plan (the "Plan").

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.	The Company is a limited liability exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands with full corporate power and authority to issue the Shares.

2.	The Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the Resolutions adopted by the Board of Directors of the Company and when appropriate entries have been made in the register of members of the Company, will be legally issued, fully paid and non-assessable.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.

Walkers 190 Elgin Avenue, George Town Grand Cayman KY1-9001, Cayman Islands T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

This opinion shall be construed in accordance with the laws of the Cayman Islands.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully

/s/ Walkers

WALKERS

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.	the Certificate of Incorporation dated 9 March 2017;

2.	the Certificate of Incorporation on Change of Name dated 29 June 2017;

3.	the Amended and Restated Memorandum and Articles of Association adopted on 29 June 2017 (the "Memorandum and Articles of Association") copies of which have been provided to us by its registered office in the Cayman Islands,

(collectively, the "Company Records");

4.	a Certificate of Good Standing dated 5 September 2019 in respect of the Company issued by the Registrar of Companies;

5.	copies of the executed written resolutions of all the directors of the Company dated 24 July 2019 (the "Resolutions");

6.	the Registration Statement; and

7.	the Plan.

SCHEDULE 2

Assumptions

This opinion is given based upon the following assumptions:

1.	The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the documents reviewed are genuine and are those of a person or persons given power to execute the documents under the Resolutions (as defined in Schedule 1). All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. The Memorandum and Articles of Association will be the memorandum and articles of association of the Company in force on the date of the issuance of the Shares.

2.	We have relied upon the statements and representations of directors, officers and other representatives of the Company as to factual matters.

3.	The Company will receive consideration in money or money’s worth for each Share offered by the Company when issued at the agreed issue price as per the terms of the Registration Statement, such price in any event not being less than the stated par or nominal value of each Share.

4.	There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by issuance and allotment of the Shares and, insofar as any obligation expressed to be incurred under any of the documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

5.	The Company Records are complete and accurate.

6.	The Resolutions remain in full force and effect and have not been revoked or varied.